EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Kraton Performance Polymers Limited on Form S-4 of our report dated April 30, 2014 related to the combined financial statements of SBC Business Unit of LCY Chemical Corp. as of December 31, 2013, December 31, 2012 and January 1, 2012 and for the years ended December 31, 2013 and 2012, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche

Deloitte & Touche

Taipei, Taiwan

The Republic of China

April 30, 2014